Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp
Investors: Scott Frommer - +1 336-436-5076
Investor@labcorp.com

Media: Pattie Kushner - +1 336-436-8263
Media@labcorp.com

Sue Maynard (Covance media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

COVANCE OPENS STATE-OF-THE-ART LABORATORY FOR COMPANION DIAGNOSTICS
Dedicated Facility Furthers the Unmatched Value of the Combined Expertise of Covance Drug Development and LabCorp Diagnostics to Advance Precision Medicine
Burlington, N.C.-June 14, 2017 -- LabCorp® (NYSE: LH), a leading global life sciences company, announced today that its Covance Drug Development (Covance) business will extend its capabilities in precision medicine by opening a dedicated, state-of-the-art companion diagnostics laboratory in Morrisville, North Carolina. The facility capitalizes on the company’s unique and industry-leading expertise and experience in companion diagnostics, combining end-to-end drug development through Covance with commercialization capabilities through LabCorp. Companion diagnostics are used in conjunction with targeted drugs and therapies to identify patients who are likely to benefit from a specific treatment regimen or who may have increased risk for certain side effects.
“Precision medicine presents tremendous opportunities for achieving improved patient outcomes, particularly in the use of targeted therapies and immunotherapies for the treatment of cancer, with expansion into other therapeutic areas and rare diseases,” said David P. King, chairman and CEO of LabCorp. “By capitalizing on the combined strength of our diagnostics and drug development capabilities, LabCorp is uniquely positioned to guide the delivery of care by helping physicians provide patients with the right drug, at the right time and in the right dosage.”
Both Covance and LabCorp Diagnostics have been involved in the development of drugs and their associated companion diagnostics for more than 20 years. The company has played a role in the development of approximately three-quarters of the companion diagnostics on the market today. In 2016 alone, it participated in more than 60 companion diagnostic programs supporting 145 clinical protocols.
“Covance offers its clients an efficient, comprehensive development pathway for a novel therapy in conjunction with its associated companion diagnostic, from discovery and early development through clinical trials and regulatory approval,” said John Ratliff, CEO of Covance. “Once approved, LabCorp can commercialize the test, allowing doctors to identify the patients best suited for the treatment with greater precision. Our seamless approach can reduce costs for the client and shorten the time to availability for patients.”
The new laboratory is part of a multi-use facility that also includes a genomics and molecular pathology laboratory to support clinical trials and diagnostic assay development, as well as a nuclear magnetic resonance (NMR) laboratory that houses the first NMR spectrometer approved by the FDA to identify and quantify concentrations of lipoproteins and small molecule metabolites. The site also houses manufacturing facilities for diagnostics materials and testing components. In addition, its location offers convenient access to nearby LabCorp specialty laboratories, including the Center for Molecular Biology and Pathology in Research Triangle Park and the Center for Esoteric Testing, located in Burlington. These facilities, which house top researchers and scientists in the laboratory industry, create a focal point for the development and commercialization of precision medicine diagnostics.
“We are building on our strong track record of success today and preparing for the increasing client demand and scientific complexity we are seeing as we look toward the future,” said Steve Anderson, Ph.D., chief scientific officer of Covance. “At this facility we are incorporating advanced tools such as next-generation sequencing and gene expression technologies, allowing us to evaluate multiple analytes or targets related to the biology of the disease and the specific therapeutic approach as we develop the next generation of companion diagnostics. That is the future direction of precision medicine, and we are ready to deliver the most advanced approach to ensure success for our clients.”
About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.